EXHIBIT 4.3

THIRD SUPPLEMENTAL INDENTURE
Dated as of December 23, 2010
to
INDENTURE
Dated as of November 19, 2004
among
TENNECO INC. (formerly known as Tenneco Automotive Inc.),
as Issuer,
TENNECO AUTOMOTIVE OPERATING COMPANY INC.,
THE PULLMAN COMPANY,
CLEVITE INDUSTRIES INC.,
TENNECO GLOBAL HOLDINGS INC.,
TMC TEXAS INC.,
TENNECO INTERNATIONAL HOLDING CORP.,
as Guarantors,
and
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
(formerly known as The Bank of New York Trust Company, N.A.), as Trustee

Providing for an Amendment to the Indenture

THIS THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), is dated as of December 23, 2010, among TENNECO INC. (formerly known as Tenneco Automotive Inc.), a Delaware corporation (the “Company”), each of the GUARANTORS listed on Schedule I hereto (collectively, the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), a national banking association organized and existing under the laws of the United States of America, as trustee (the “Trustee”).
W I T N E S S E T H :
     WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee an Indenture, dated as of November 19, 2004 (as supplemented by the First Supplemental Indenture thereto, dated March 28, 2005, and the Second Supplemental Indenture thereto, dated October 28, 2005, the “Indenture”), providing for the issuance of the Company’s 8 5/8% Senior Subordinated Notes due 2014 (the “Securities”);
     WHEREAS, $500,000,000 in aggregate principal amount of the Securities are currently outstanding;
     WHEREAS, Section 9.02 of the Indenture provides that, with the consent of the Holders of at least a majority in aggregate principal amount of the Securities then outstanding, the Company, the Guarantors and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the Indenture or the Securities (subject to certain exceptions);
     WHEREAS, the Company desires to enter into, and has requested the Trustee to join with it and the Guarantors in entering into, this Third Supplemental Indenture for the purpose of amending the Indenture and the Securities in certain respects as permitted by Section 9.02 of the Indenture;
     WHEREAS, the Company has been soliciting consents to this Third Supplemental Indenture upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated December 9, 2010 and the Consent and Letter of Transmittal (which together, including any amendments, modifications or supplements thereto, constitute the “Tender Offer”);
     WHEREAS, (a) the Company has received the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Securities (excluding any Securities owned by the Company or any of its Affiliates), all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Third Supplemental Indenture, (b) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Third Supplemental Indenture an Opinion of Counsel and Officers’ Certificate relating to this Third Supplemental Indenture as contemplated by Sections 9.06 and 11.04 of the Indenture and (c) the Company and the Guarantors have satisfied all other conditions required under Article Nine of the Indenture to enable the Company, the Guarantors and the Trustee to enter into this Third Supplemental Indenture.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:
ARTICLE I
AMENDMENTS TO INDENTURE AND SECURITIES
     Section 1.1 AMENDMENTS TO ARTICLES THREE, FOUR, FIVE AND SIX OF THE INDENTURE.
     (a) The Indenture is hereby amended by deleting the following Sections or clauses of the Indenture and all references and definitions related thereto in their entirety:
     Section 4.03 (Limitation on Incurrence of Additional Indebtedness);
     Section 4.04 (Limitation on Restricted Payments);
     Section 4.05 (Corporate Existence);
     Section 4.06 (Payment of Taxes and Other Claims);
     Section 4.07 (Maintenance of Properties and Insurance);
     Section 4.09 (Compliance with Laws);
     Section 4.11 (Waiver of Stay, Extension or Usury Laws);
     Section 4.12 (Limitation on Asset Sales);
     Section 4.13 (Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries);
     Section 4.14 (Limitation on Issuances of Capital Stock of Restricted Subsidiaries);
     Section 4.15 (Limitation on Liens);
     Section 4.16 (Prohibition on Incurrence of Senior Subordinated Debt);
     Section 4.17 (Limitation on Transactions with Affiliates);
     Section 4.18 (Issuance of Subsidiary Guarantees);
     Section 4.20 (Limitation on Designations of Unrestricted Subsidiaries);
     Section 4.21 (Change of Control);
     All such deleted Sections are replaced with “[Intentionally Omitted]”.
     (b) Clause (c) of Section 4.08 (Compliance Certificate; Notice of Default) is hereby deleted in its entirety and replaced with “[Intentionally Omitted]” and all references in the Indenture to such clause are deleted in their entirety.
     (c) Clauses (2) and (3) of Section 5.01(a) and clause (3) of Section 5.01(c) (Consolidation, Merger and Sale of Assets), are hereby deleted in their entirety and replaced with “[Intentionally Omitted]”, and all references in the Indenture to the clauses so eliminated are deleted in their entirety.
     (d) Clauses (4), (5), (6) and (7) of Section 6.01 (Events of Default), are hereby deleted in their entirety and replaced with “[Intentionally Omitted]”, and all references in the Indenture to the clauses so eliminated are deleted in their entirety.

     (e) The second sentence of the first unnumbered paragraph of Section 3.01 (Notice to Trustee) is hereby deleted in its entirety and replaced with the following:
“The Company shall give notice of redemption to the Trustee at least 4 Business Days but not more than 75 days before the Redemption Date (unless a shorter notice shall be agreed to by the Trustee in writing), together with an Officers’ Certificate stating that such redemption will comply with the conditions contained herein.”
     (f) The first and second sentences of the first unnumbered paragraph of Section 3.03 (Notice of Redemption) are hereby deleted in their entirety and replaced with the following:
     “At least 5 days but not more than 75 days before a Redemption Date, the Company shall mail or cause to be mailed a notice of redemption by first-class mail, postage prepaid, to each Holder whose Securities are to be redeemed (except that a notice issued in connection with a redemption referred to in Section 8.01 may be sent more than 75 days before such Redemption Date). At the Company’s request delivered at least 4 Business Days prior to the proposed date of mailing (unless a shorter notice shall be acceptable to the Trustee), the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense.”
     (g) Section 4.10 of the Indenture is hereby amended by deleting Section 4.10 in its entirety and replacing it with the following:
     “Section 4.10. Reports to Holders.
     The Company shall comply with the provisions of TIA Section 314(a), as applicable.”
     Section 1.2 AMENDMENTS TO SECURITIES. The phrase “upon not less than 30 nor more than 60 days’ notice,” in the first unnumbered paragraph of Paragraph 5 of the Securities is amended in it entirety to read “upon not less than 5 nor more than 75 days’ notice,”. The phrase “at least 30 but not more than 60” in the first sentence of the first unnumbered paragraph of Paragraph 7 of the Securities is amended in its entirety to read “at least 5 but not more than 75”. The Securities are hereby further amended to delete all provisions inconsistent with the amendments to the Indenture effected by this Third Supplemental Indenture.
ARTICLE II
MISCELLANEOUS PROVISIONS
     Section 2.1 CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
     Section 2.2 INDENTURE. Except as amended hereby, the Indenture and the Securities are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Third Supplemental Indenture shall control.

     Section 2.3 NEW YORK LAW TO GOVERN. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS THIRD SUPPLEMENTAL INDENTURE.
     Section 2.4 SUCCESSORS. All agreements of the Company and the Guarantors in this Third Supplemental Indenture and the Securities shall bind their respective successors. All agreements of the Trustee in this Third Supplemental Indenture shall bind its successors.
     Section 2.5 COUNTERPARTS. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.
     Section 2.6 SEVERABILITY. In case any one or more of the provisions in this Third Supplemental Indenture or in the Securities shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.
     Section 2.7 THE TRUSTEE. The Trustee accepts the amendments of the Indenture effected by this Third Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors.
     Section 2.8 EFFECTIVENESS. The provisions of this Third Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Third Supplemental Indenture shall become operative only upon the purchase by the Company, pursuant to the Tender Offer, of at least a majority in aggregate principal amount of the outstanding Securities (excluding any Securities owned by the Company or any of its affiliates), with the result that the amendments to the Indenture effected by this Third Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such purchase shall not occur. The Company shall notify the Trustee promptly after the occurrence of such purchase or promptly after the Company shall determine that such purchase will not occur.
     Section 2.9 ENDORSEMENT AND CHANGE OF FORM OF SECURITIES. Any Securities authenticated and delivered after the close of business on the date that this Third Supplemental Indenture becomes operative in substitution for Securities then outstanding and all Securities presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Company, with a notation as follows:

“Effective as of December 23, 2010, certain restrictive covenants of the Company and certain Events of Default have been eliminated or limited, as provided in the Third Supplemental Indenture, dated as of December 23, 2010, by and among the Company, the Guarantors and the Trustee. Reference is hereby made to such Third Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”
     Section 2.10 EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.
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     IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year written above.

TENNECO INC.
By:	/s/ John E. Kunz
	Name:	John E. Kunz
	Title:	Vice President, Treasurer and Tax

On behalf of each Guarantor named on the attached Schedule I
By:	/s/ John E. Kunz
	Name:	John E. Kunz
	Title:	Vice President, Treasurer and Tax

The Bank of New York Mellon Trust Company, N.A., as Trustee
By:	/s/ M. Callahan
	Name:	M. Callahan
	Title:	Vice President
[Signature Page to Third Supplemental Indenture]

Schedule I
Tenneco Automotive Operating Company Inc.
The Pullman Company
Clevite Industries Inc.
Tenneco Global Holdings Inc.
TMC Texas Inc.
Tenneco International Holding Corp.